Exhibit 14.2

C&J ENERGY SERVICES, INC.

FINANCIAL CODE OF ETHICS

(Amended and Adopted as of December 14, 2017)

This Financial Code of Ethics (this “Financial Code”) of C&J Energy Services, Inc. (collectively including its subsidiaries and affiliates, the “Company”) contains the ethical principles by which the Company’s Chief Executive Officer, Chief Financial Officer (or other principal financial officer), Chief Accounting Officer (or other principal accounting officer), Controllers and other senior financial officers (collectively, the “Senior Officers”) are expected to conduct themselves when carrying out their duties and responsibilities. Senior Officers must also comply with the Company’s legal and regulatory requirements, ethical standards and other corporate policies, procedures and practices (as may be amended or supplemented from time to time, and specifically including the Company’s Corporate Code of Business Conduct and Ethics (collectively, the “Compliance Policies”)).

I.	Ethical Principles

In carrying out his or her duties to and responsibilities for the Company, each Senior Officer should:

•	Act ethically with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	Comply with applicable laws, rules and regulations of national, state, provincial and local governments and private and public regulatory agencies (including the New York Stock Exchange (“NYSE”), as applicable) having jurisdiction over the Company;

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment on behalf of the Company to be subordinated to other interests;

•	Promote honest and ethical behavior by others in the work environment;

•	Respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise legally obligated to disclose such information. Such confidential information must not be used for the personal advantage of any Senior Officer or parties related to the Senior Officer;

•	Responsibly use and maintain all assets and resources employed or entrusted to the Senior Officer;

•	Promptly report actual or potential violations of this Financial Code, and concerns regarding financial reporting, accounting, disclosure controls and procedures and internal controls over financial reporting, or auditing matters to the Chairperson of the Audit Committee of the Board of Directors (the “Audit Committee”) and to the Company’s General Counsel; and

•	Accept accountability for adherence to this Financial Code.

II.	Waivers

Consents obtained pursuant to this Financial Code, or waivers of any provision of this Financial Code, shall be made only by the Company’s Board of Directors or a committee thereof. Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate, or in the best interest of the Company, and be willing to comply with any procedures that may be required to protect the Company in connection with a waiver. If a waiver of this Financial Code is granted for any Senior Officer, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC and, if applicable the listing requirements of the NYSE (or other applicable national exchange).

III.	Compliance Reporting Procedures

The Company proactively promotes ethical behavior and is committed to achieving compliance with all applicable laws, rules, regulations and the highest standards of ethical and legal business conduct, including securities laws and regulations, financial reporting and accounting standards, accounting controls and audit practices. Enforcement of sound ethical standards and legal business conduct is the responsibility of every director, officer and employee of the Company.

Directors, officers and other employees must promptly report any known or suspected unethical conduct or violation of the laws, rules and regulations that govern C&J’s business, or any Compliance Policy to the Company’s General Counsel, as set out in the Company’s Compliance Reporting Policy and Procedures.

Actual or potential violations of this Financial Code, and concerns regarding financial reporting, accounting, disclosure controls and procedures and internal controls over financial reporting, or auditing matters must be promptly reported to the Chairperson of the Audit Committee and (as appropriate) to the Company’s General Counsel via the following methods:

•	Mail:

C&J Energy Services, Inc.

3990 Rogerdale Road

Houston, Texas 77042

Attention: Audit Committee Chairman

•	Email: Compliance@cjes.com

•	Compliance Reporting “Whistleblower” Hotline: anonymous, confidential, independent service that is available 7 days a week, 24 hours a day. Concerns may be reported online through www.cjenergy.ethicspoint.com or by calling (U.S. & Canada (Toll Free)) 1-844-472-2438 (international phone lines are also available).

The reporting person should make full disclosure of all pertinent facts and circumstances, taking care to distinguish between matters that are certain and matters that are suspicions, worries or

C&J ENERGY SERVICES, INC.

FINANCIAL CODE OF ETHICS

speculation. If the situation so requires, anonymity will be protected whenever possible. The Company does not permit retaliation of any kind for good faith reports of compliance violations. You will not be retaliated against for reporting information, in good faith, that you reasonably believe relates to possible misconduct, unethical acts and/or securities law or accounting violations. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act you may have performed in connection with such reporting. The Company takes claims of retaliation seriously and will investigate allegations of retaliation. Anyone found responsible for retaliating against an employee who made a good faith report will be subject to disciplinary action, up to and including termination of employment and possible legal action. Persons that knowingly make a report that is false or that willfully disregard its truth or accuracy, or engage in any other bad faith use of the reporting system, will be deemed to be in violation of the Company’s Compliance Policies.

IV.	Violations

Each person is accountable for his or her compliance with this Financial Code. Violations of this Financial Code may result in disciplinary action against the violator, including dismissal from employment when deemed appropriate. Each case will be judged by the Chairman of the Audit Committee on its own merits considering the duties of the person and the significance of the circumstances involved.

V.	Amendment

Any amendment to this Financial Code shall be made only by the Company’s Board of Directors or an appropriate committee thereof. If an amendment to this Financial Code is made, appropriate disclosure will be made promptly in accordance with the rules and regulations of the SEC and, if applicable the listing requirements of the NYSE (or other applicable national exchange).

VI.	Posting Requirement

The Company shall post this Financial Code on the Company’s website as required by applicable rules and regulations. In addition, the Company shall disclose in its Annual Report on Form 10-K or the proxy statement for its annual meeting of shareholders (as applicable) that a copy of this Financial Code is available on the Company’s website and in print to any shareholder who requests a copy.

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It is the intent of the Company that this Financial Code be its written code of ethics under the Sarbanes-Oxley Act of 2002, complying with the standards set forth in Item 406 of Regulation S-K promulgated by the SEC.

C&J ENERGY SERVICES, INC.

FINANCIAL CODE OF ETHICS